                                                Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividend
Richmond, VA August 4, 2021 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of seventy-eight cents ($0.78) per share on the common shares of the Company, payable November 1, 2021, to common shareholders of record at the close of business on October 11, 2021.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents, that sources and processes leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients for the food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2021, were $2.0 billion. Visit www.universalcorp.com for more information on Universal Corporation and the latest Company news.

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